Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the incorporation by reference of our reports on Nationwide VLI Separate Account - 2 and Nationwide Life Insurance Company and subsidiaries, dated March 16, 2016 and February 23, 2016, respectively, which appear in the Registration Statement on Form N-6 (File No. 033-42180). We also consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Registration Statement on Form N-6 (File No. 033-42180), incorporated by reference into this Registration Statement.
/s/ KPMG LLP
Columbus, Ohio
October 12, 2016